CONFIDENTIAL

October 6, 2008

Reza Zarif

18 Marana

San Clemente, CA 92673

The letter is to serve as notice that the board of directors of Probe Manufacturing, Inc. plans on pursuing a claim of libel pursuant to the false claims that you have made about members of the board of directors of the Company in not carrying out their fiduciary duties in your resignation letter to the board of directors dated September 18, 2008.

California Civil Code section 45 provides in part as follows:

45.  Libel is a false and unprivileged publication by writing, printing, picture, effigy, or other fixed representation to the eye, which exposes any person to hatred, contempt, ridicule, or obloquy, or which causes him to be shunned or avoided, or which has a tendency to injure him in his occupation.

45a.  A libel which is defamatory of the plaintiff without the necessity of explanatory matter, such as an inducement, innuendo or other extrinsic fact, is said to be a libel on its face.  Defamatory language not libelous on its face is not actionable unless the plaintiff alleges and proves that he has suffered special damage as a proximate result thereof.  Special damage is defined in Section 48a of this code.

In your letter to the board of directors of Probe you make several false statements: (a)  you state as a matter of fact that “At this point, my lack of confidence in Mr. Barrett Evans as the Chairman of the board to carry out his fiduciary responsibilities, the conflict of interest posed by Jeff Conrad as the company legal counsel, a director of the company and a partner in E Fund; and most important the lack of a “process” on the board of directors to deliberate on decisions that can impact the strategic future, financial performance and ultimately our shareholders, are reasons for my decision to resign, until such time as I see fit to re-elect myself to the board of directors;” (b) you state that “Barrett Evans ignored the Platinum Capitals non-exclusive letter of engagement to provide equity funding to Probe that I presented to him in August 2008; he said it was not a good deal, but did not provide any specific reasons to my astonishment;” and (c) you also state “in addition, the recent decision by Barrett Evans to neglect and not send an invitation letter to Mr. Doug Wilson to join probe’s board as an independent director for the vacant seat after the Board of Director unanimously voted in July 2008 to appoint him is further evidence of Barrett’s lack of commitment in exercising his fiduciary responsibility as the Chairman of the Board.”

These statements are false, are stated as fact and are damaging to the reputation to the members of the board of directors of Probe and the Probe shareholders.  If published as is the board of director’s plans on pursuing its claim for libel.

The Company hereby provides you the opportunity to retract your statements by October 8, 2008, but in the absence of a favorable, timely response, we are prepared to take all steps necessary to preserve and protect our rights without further notice to you.

The statement of facts set forth in this letter is not intended to be, nor shall it be deemed to be, a full and complete statement of the facts in this matter. This letter is not intended to be a complete statement of our rights, and shall not be construed as a waiver of any legal or equitable rights or remedies, all of which are expressly reserved.

Should you have any questions, please do not hesitate to write to me at the address set forth on our letterhead. My fax number is (949) 206-6869.

Very truly yours,

/s/ Barrett Evans

Barrett Evans, Interim Chief Executive Officer
Probe Manufacturing, Inc.

25242 Arctic Ocean Drive, Lake Forest, California   92630, T (949) 206-6868, F (949) 206-6869 www.probemi.com